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EXHIBIT 4B

        THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THIS WARRANT AND ANY SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER SAID ACT AND ALL OTHER APPLICABLE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                                    WARRANT
                 WARRANT TO PURCHASE SHARES OF COMMON STOCK OF
                               EGAN SYSTEMS, INC.
                       DATE OF ISSUANCE: JANUARY 15, 1997

        THIS CERTIFIES that, for value received, _________________ (the "Holder") is entitled to purchase, subject to the provisions of this Warrant, from Egan Systems, Inc., a Delaware Corporation, (the "Company") at the price of $.25 per share, _________ shares, par value $.05 per share, of the Common Stock of the Company for a period of four (4) years from the date of this Agreement.

        1.  Exercise of Warrant.

        This Warrant may be exercised in whole at any time or in part from time to time on or after January 15, 1997 and before 3:30 p.m. New York time, January 15, 2001 or if either such day is a day on which banking institutions in the State of New York are authorized by law to close, then on the succeeding day which shall not be such a day, by presentation and surrender hereof to the Company at its principal office or at the office of its stock transfer agent, if any with the purchase form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares specified in such form. Upon receipt by the Company or its stock transfer agent of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

        2.  Reservations of Shares.

        The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance and/or delivery upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance or delivery upon exercise of this Warrant.
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        3)  Loss of Warrant

        Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

        4)  Rights of the Holder

        The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

        5)  Adjustment of Exercise Price

        a) If, at any time or from time to time while this Warrant remains in full force and effect, the Company shall subdivide or combine its outstanding shares of Common Stock by recapitalization, reclassification, split-up or combination thereof, the Exercise Price in effect immediately prior thereto shall be proportionally decreased, in the case of subdivision, or increased, in the case of combination. Any such adjustment shall become effective at the close of business on the date that such subdivision or combination shall become effective.

        b) If, at any time or from time to time while this Warrant remains in full force and effect, the Company shall issue to holders of its shares of Common Stock any shares of Common Stock as a stock dividend, then, and in such case, the Exercise Price in effect immediately prior thereto shall be decreased to a price determined by multiplying the Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the number of shares outstanding immediately after such issuance.

        c) Upon any adjustment of the Exercise Price as provided in Sections 5(a) and (b), the number of Warrant Shares issuable upon exercise of this Warrant shall be changed to the number of Warrant Shares determined by dividing
(i) an amount equal to the number of shares issuable pursuant to the exercise of this Warrant immediately prior to the adjustment multiplied by the Exercise Price in effect immediately prior to the adjustment, by (ii) the Exercise Price in effect immediately after the adjustment.

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        d)      No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of share called for upon exercise hereof, the Company shall pay the Holder of this Certificate an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows: (i) If the Common Stock is traded on a national securities exchange or admitted to unlisted trading privileges on such exchange, the current market value shall be the last reported sale price of the Common Stock on such exchange on the last business day prior to the exercise or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange; or (ii) If the Common Stock is not listed on a national securities exchange or admitted to unlisted trading privileges thereon, the current market value shall be the mean last reported bid and asked prices reported by the National Quotation Bureau, Inc. on the last business day prior to the date of exercise; or (iii) If (i) and
(ii) above are inapplicable, then the Board or Directors of the Company shall in good faith determine such current market value.

        e) If the Company shall reclassify or reorganize the shares of Common Stock, or if the Company shall merge or consolidate with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any recapitalization or capital reorganization of the outstanding shares of Common Stock), or if the Company shall sell or convey all or substantially all of its assets or business to another corporation in connection with which the Company is dissolved, lawful provision shall be made so that the Holder shall have the right thereafter (until the expiration of the right of exercise of this Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of Common Stock or other securities or property (including cash) which he would have been entitled to receive if, immediately prior to such reclassification, reorganization, merger or consolidation, or upon dissolution following such sale or other transfer, he held the number of shares of Common Stock which were then issuable upon the exercise of the Warrants represented hereby.

        f) If the Company takes any other action affecting the shares of Common Stock, other than action described in this Section 5, which, in the opinion of the Board of Directors of the Company, would materially affect the rights of the Holder, the Exercise price and the number of Warrant Shares issuable upon exercise of these Warrants shall be adjusted in such manner, if any, and at such time, as the Board of Directors of the Company, in good faith, may determine to be equitable under the circumstances.
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        6)  Prior Notice as to Certain Events

        The Company shall mail to the Holder, at his last known address appearing on the books of the Company, not less than ten days prior notice of the date on which (i) a record will be taken for the purpose of determining the holders of shares of Common Stock entitled to dividends (other than cash dividends) or subscription rights or (b) a record will be taken (or in lieu thereof the transfer books of the Company will be closed) for the purpose of determining the holders of shares of Common Stock entitled to notice of and to vote at a meeting of shareholders at which any consolidation, merger, dissolution, liquidation, winding up or sale, transfer or other disposition of the Company's assets, property, or business shall be considered or acted upon, as the case may be.

        7)  Common Stock

        a) For the purpose of this Warrant Certificate, the term "Common Stock", as used herein, shall include (i) the class of stock designated as Common Stock, par value $.05 per share, of the Company or (ii) any class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value to par value.

        b) The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant Certificate will, when issued, be duly authorized, validly issued, fully paid, non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

        8)  Securities Act of 1933

        This Warrant and Common Stock to be issued hereunder have not been registered under the Securities Act of 1933 ("the Act"), must be held by the holder indefinitely, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of unless the Holder is advised by the Company that the securities are effectively registered under the Act, and applicable state securities laws or that in the opinion of counsel to the Company such disposition may be effected pursuant to an exemption under the Act.

        The Common Stock to be issued upon the exercise of this Warrant will carry the following legend:

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                        The shares represented by this
                        certificate have not been regis-
                        tered under the Securities Act
                        of 1933. The shares have been
                        acquired for investment and may
                        not be sold, transferred or
                        assigned in the absence of an
                        effective registration statement
                        for these shares under the
                        Securities Act of 1933 or an
                        opinion of the Company's counsel
                        that registration is not required
                        under said Act.

        9.  Applicable Law.

        The terms and provisions set forth on this Certificate shall be governed by and construed in accordance with the laws of the State of New York.

        10. Assignment.

        If assigned in accordance with Section 8 hereof, all rights and obligations created by this Certificate shall bind the Holder hereof, his successors and assigns.

        IN WITNESS WHEREOF, the Company has executed this Certificate as of the 15th day of January, 1997, by its duly authorized officers.


                                                EGAN SYSTEMS, INC.


                                                BY:
                                                   ---------------------------

Attest:



-----------------------------
Secretary